Exhibit 99.1

EXECUTION VERSION

DIRECTOR NOMINATION AGREEMENT
February 5, 2016

This Director Nomination Agreement, dated as of February 5, 2016 (this “Agreement”), is by and between Forestar Group Inc., a Delaware corporation (the “Company”) and Cove Street Capital, LLC (together with its Affiliates, the “Investor”). The Investor and the Company shall collectively be referred to herein as the “Parties.” In consideration of, and reliance upon, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Board Representation and Board Matters. Each Party agrees that:

(a)
As promptly as practicable after the execution and delivery of this Agreement, the Board of Directors of the Company (the “Board”) will appoint Mr. Ashton Hudson to the Board as a director of the class of directors whose terms expire in 2017 (the “2017 Class”) and include Mr. Hudson as a nominee to the 2017 Class on the slate of directors to be elected at the annual meeting of stockholders of the Company to be held in 2016 (the “2016 Annual Meeting”). Mr. Hudson shall be referred to herein as the “New Nominee”. The Investor acknowledges that within ten calendar days of the date of execution of this Agreement, a Form 3 is required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR for the New Nominee in connection with the appointment of the New Nominee to the Board. With respect to Form 4 filings, the Company will make such filings for the New Nominee consistent with its practice with respect to the other directors.

(b)
Mr. Hudson will be offered the opportunity to become a member of the Board’s Nominating and Governance Committee; provided, that the New Nominee, subject to satisfying the Company’s governance policies in effect as of the date hereof and as in effect from time to time (to the extent any changes in the Company’s governance policies are not, and could not reasonably be construed to have been, implemented for the purpose of removing the New Nominee from a committee) and applicable law and the rules and regulations of the New York Stock Exchange (or any other securities exchange on which the Company’s securities are then traded) as in effect from time to time, shall continue to have the right to serve on such committee for so long as he serves on the Board. The Investor acknowledges that if the Board determines in its good faith judgment that the New Nominee no longer satisfies the Company’s governance policies, applicable law or the rules and regulations of the New York Stock Exchange (or any other securities exchange on which the Company’s securities are then traded), as in effect from time to time, the Board shall have the discretion to remove the New Nominee from any committee of the Board on which the New Nominee is then serving, so long as (i) the treatment of the New Nominee is not inconsistent with the treatment of the other directors and (ii) any changes in the Company’s governance policies are not, and could not reasonably be construed to have been, implemented for the purpose of removing the New Nominee from a committee.

(c)
The Investor shall, and shall cause its Affiliates to, immediately cease all communication efforts, direct or indirect, in furtherance of any potential efforts to influence the management and policies of the Company.

(d)
Prior to the execution of this Agreement, Ms. Kathleen Brown shall have delivered her unconditional resignation from her current position as a director of the Company to the Company, which resignation shall be effective immediately upon the execution of this Agreement. Prior to or concurrently with the execution of this Agreement, the Company has accepted the resignation of Ms. Brown from such position as director on the Board. During the Standstill Period, the Board will not increase the size of the Board and will not permit Section IV.E of the Company’s Corporate Governance Guidelines to be amended.

(e)
The Board will exercise its reasonable best efforts, including the solicitation of proxies, to elect Mr. Hudson at the 2016 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other director nominee nominated to serve as director on the Board of the 2016 Annual Meeting).

(f)
If the New Nominee resigns or is otherwise unable to serve as director (other than as a result of removal, or the failure to be elected at the 2016 Annual Meeting by the stockholders of the Company), the Company and the Investor shall select a replacement director, mutually acceptable to the Company and the Investor, which acceptance shall not be unreasonably withheld.

(g)
If the Investor materially breaches its commitments or obligations under this Agreement, upon written notice from the Company (specifying the relevant facts), the Investor agrees to cause Mr. Hudson (or his replacement director selected pursuant to Section 1(f)) to resign promptly from the Board and the provisions of Sections 1(a), 1(b) and 1(e) – 1(f) shall terminate with respect to Mr. Hudson, except that if such material breach can be cured and is cured within the time period set forth in the immediately following sentence. The Investor shall have fifteen business days after the date of such written notice within which to cure its material breach and this Section 1(g) shall not apply in the event of such cure.

2.
Proxy Solicitation Materials. The Company agrees that the Company’s “proxy statement” (as defined in Rule 14a-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the 2016 Annual Meeting (such proxy statement, the “2016 Proxy Statement”) and all other solicitation materials to be delivered to stockholders in connection with the 2016 Annual Meeting will be prepared in accordance with, and in a manner consistent with the intent and purpose of, this Agreement. The Company will provide the Investor with a true and complete copy of any portion of the 2016 Proxy Statement or other “soliciting materials” (as used in Rule 14a-6 promulgated under the Exchange Act) with respect to the 2016 Annual Meeting, in each case that refer to the Investor, the New Nominee or this Agreement, at least two business days before filing such materials with the SEC in order to permit the Investor a reasonable opportunity to review and comment on such portions, and will consider in good faith any comment received from the Investor and its counsel relating to such portions.

Except as required by applicable law, the Company will use the same or substantially similar language, or any summary thereof that is agreed upon for the foregoing filings, in all other filings with the SEC that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement. The Investor will promptly provide all information relating to the New Nominee and other information to the extent required under applicable law to be included in the Company’s 2016 Proxy Statement and any other soliciting materials (as such term is used in Rule 14a-6 promulgated under the Exchange Act) to be filed with the SEC or delivered to stockholders of the Company in connection with the 2016 Annual Meeting. The 2016 Proxy Statement and other soliciting materials will contain the same type of information and manner of presentation concerning the New Nominee as provided for the Company’s other independent director nominees.

3.
Standstill. Except with the prior written consent of the Company, at all times during the Standstill Period (as defined below in Section 19), the Investor agrees not to, directly or indirectly, and will cause each of its Affiliates (as defined in Section 19) not to, directly or indirectly:

(a)
effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure (collectively, a “Person”) to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of SEC) to vote any Voting Securities of the Company or consent to any action from any holder of any Voting Securities of the Company or conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any Person with respect to the voting of or the granting of any consent with respect to any Voting Securities of the Company;

(b)	propose or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(c)
form, join or otherwise participate in any “partnership, limited partnership, syndicate or other group” (other than any group among some or all of the Affiliates of the Investor) within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company) or otherwise act in concert with any Person with respect to the Common Stock (other than Affiliates of the Investor);

(d)	seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or other Company records;

(e)
otherwise act, alone or in concert with others, to control or seek to control, to seek representation on, or to influence or seek to influence, whether through litigation or otherwise, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit the Investor from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC, and provided, further that the Investor and its Affiliates may privately communicate their views to the management or the Board;

(f)
effect, seek to effect or in any way assist or facilitate any other Person in effecting or seeking to effect any: (i) tender offer or exchange offer to acquire securities of the Company; (ii) acquisition of any interest in any material asset or business of the Company or any of its subsidiaries; (iii) merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries; or (iv) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or material portion of its or their businesses;

(g)
other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through any swap or hedging transaction or otherwise, any security of the Company or any right decoupled from such underlying security held by the Investor to any Person that would knowingly result in such Person, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 10% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Person who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 10% or more of the shares of the Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(h)	request that the Company or any of its Representatives amend or waive any provision of this Section 3; or

(i)	otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict any director of the Company, including the New Nominee, from exercising his or her rights and fiduciary duties as a director of the Company.

4.
Non-Disparagement. During the Standstill Period, the Investor agrees that neither it nor any of its partners, officers, directors, managers or employees shall, and the Investor shall cause each of its Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing, any statement or announcement that disparages, the Company, its partners, officers, directors or employees. During the Standstill Period, neither the Company nor any of its officers or directors shall make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that disparages, the Investor, its Affiliates, officers, directors or employees; provided that nothing herein shall be deemed to prevent either the Investor or the Company from complying with its respective disclosure obligations under applicable law or the rules and regulations of the New York Stock Exchange (or any other securities exchange on which the Company’s securities are traded).

5.
Voting. Notwithstanding anything in this Agreement to the contrary, until the end of the Standstill Period, the Investor agrees to cause all Voting Securities with respect to which it has any voting authority, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting to be present for quorum purposes and to be voted at all such Stockholders Meetings or at any adjournment or postponement thereof:

(i)	for all existing directors nominated by the Board for election at such Stockholders Meeting, as well as the New Nominee; and

(ii)	in accordance with any recommendation of the Board on any proposal or other business set forth on Schedule 1 hereto.

6.	Public Announcement. As soon as practicable on or after the date hereof, the Company shall issue a joint press release, a copy of which is attached hereto as Exhibit A (the “Press Release”).

7.	Representations and Warranties of each Party. The Company represents and warrants to the Investor and the Investor represents and warrants to the Company that:

(a)	Such Party has all requisite company and other power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)
This Agreement will not result in a violation of any term or condition of any agreement to which such Party is party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

8.	Representations and Warranties of the Investor. The Investor represents and warrants that, as of the date hereof:

(a)	It beneficially owns 3,165,917 shares of Common Stock.

(b)	It has an economic exposure to, including without limitation, through derivative transactions, an aggregate of 3,165,917 shares of Common Stock.

(c)
Except for such ownership or exposure, neither the Investor nor any of its Affiliates has any other direct or indirect beneficial ownership (as defined in Section 19) of, and/or economic exposure to, any Voting Securities or rights or options to own or acquire any Voting Securities, including through any derivative transaction.

(d)	It acknowledges that the New Nominee may not share confidential information relating to the Company with the Investor, any of its directors, officers, other employees or attorneys.

9.
Miscellaneous. Each Party recognizes and agrees that if for any reason any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other remedy the other Party may be entitled to at law or equity, the other Party is entitled to an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware or, if that court lacks subject matter jurisdiction, the United States District Court for the District of Delaware (collectively, the “Chosen Courts”). THIS AGREEMENT IS GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

If any action is brought in equity to enforce any provision of this Agreement, no Party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each Party:

(a)	Consents to submit itself to the personal jurisdiction of the Chosen Courts if any dispute arises out of this Agreement or the transactions contemplated hereby.

(b)	Agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court.

(c)
Agrees that it will not bring any action relating to this Agreement or the transactions contemplated thereby in any court other than the Chosen Courts and each Party irrevocably waives any right to trial by jury.

(d)	Agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.

(e)
Irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

(f)	WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

10.
No Waiver. Any waiver by any Party of a breach of any provision of this Agreement does not operate as, nor is construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions is not a waiver and does not deprive that Party of the right thereafter to insist upon strict adherence to that or any other term of this Agreement.

11.
Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

12.
Notice. All notices, consents, requests, instructions, approvals or other communications provided for herein and all legal process with regard hereto will be in writing and will be deemed validly given, made or served, if:

(a)	Given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address below.

(b)	Or if given by any other means, when actually received during normal business hours at the applicable address specified as follows:

(i)	if to the Company:

Forestar Group Inc.
6300 Bee Cave Road, Building 2, Suite 500
Austin, TX 78746
Attn: David M. Grimm, Esq.,
          Executive Vice President, General Counsel and Secretary
Facsimile: (512) 433-5203
Email: david.grimm@forestargroup.com

(ii)	with a copy, which will not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attn: Jeremy D. London
Facsimile: (202) 661-8299
Email: jeremy.london@skadden.com
Attn: Richard J. Grossman
Facsimile: (917) 777-2116
Email: richard.grossman@skadden.com

(iii)	or if to the Investor:

Cove Street Capital, LLC
2101 East El Segundo Boulevard, Suite 302
El Segundo, California 90245
Attn: Daniele Beasley
Chief Compliance Officer; Member
Facsimile: (424) 221-5888
Email: dbeasley@covestreetcapital.com

(iv)           with a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Andrew Freedman
Facsimile: (212) 451-2222
Email: afreedman@olshanlaw.com

13.
Severability. If at any time after the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision has no force or effect, but the illegality or unenforceability of such provision has no effect on the legality or enforceability of any other provision of this Agreement.

14.	Counterparts. This Agreement may be executed in counterparts, which together will constitute a single agreement.

15.	Successors and Assigns. This Agreement is not assignable by any Party but is binding on any successor of such Party.

16.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

17.
Expiration of Standstill Period. Upon the expiration of the Standstill Period in accordance with Sections 3 and 19, this Agreement immediately and automatically terminates in its entirety and no Party has any further right or obligation under this Agreement; provided, that:

(a)	Section 1(b) survives in accordance with its terms; and

(b)	no Party is released from any breach of this Agreement that occurred prior to its termination.

18.
Interpretation and Construction. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that each Party has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and any and all drafts relating thereto exchanged among the Parties is deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference only and do not affect in any way the meaning or interpretation of this Agreement.

19.	Other Definitions. As used in this Agreement:

(a)	“Affiliate” has the meaning in Rule 12b-2, promulgated by the SEC under the Exchange Act.

(b)	“Beneficial owner” and “beneficially own” have their respective meanings in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(c)
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)
“Standstill Period” means the period from the date hereof until the earlier of (x) February 1, 2017, (y) 25 days before the nomination deadline for the 2017 annual meeting of the stockholders of the Company and (z) ten business days after such date, if any, that the Investor provides written notice to the Company (specifying the relevant facts) that the Company has materially breached any of its commitments or obligations under this Agreement, except that if such material breach can be cured, the Company shall have fifteen business days after the date of such written notice within which to cure its material breach and this clause (z) shall not apply in the event of such cure.

(e)	“Voting Securities” means:

(i)	the common stock, par value $0.01 per share, of the Company (the “Common Stock”).

(ii)	all other securities of the Company entitled to vote in the election of directors.

(iii)	all securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or any other contingency.

***

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

FORESTAR GROUP INC.

By:	/s/ Phillip J. Weber
	Name:	Phillip J. Weber
	Title:	Chief Executive Officer

Signature Page to Director Nomination Agreement

COVE STREET CAPITAL, LLC

By:	/s/ D. Beasley
	Name:	Daniele Beasley
	Title:	President & COO

Signature Page to Director Nomination Agreement

Schedule I

1.	Advisory approval of the Company’s executive compensation.

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2016.

3.	To re-approve the material terms of the Company’s 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

Schedule I to the Director Nomination Agreement

Exhibit A